DESCRIPTION OF THE REGISTRANT'S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

BMC Stock Holdings, Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

The following is a summary of some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our common stock, you should refer to the provisions of our amended and restated certificate of incorporation and our bylaws, which are exhibits to our Annual Report on Form 10-K to which this description is an exhibit. References to the “Company,” “we,” “us” and “our” refer to BMC Stock Holdings, Inc. and not to any of our subsidiaries.

Authorized Capitalization
Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 50,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Common Stock
Voting rights
Each share of Common Stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of Common Stock are entitled to vote. Our Common Stock votes as a single class on all matters relating to the election of directors on our board of directors and as provided by law. Holders of our Common Stock do not have cumulative voting rights. Except in respect of matters relating to the election of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of the election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of Common Stock.

Dividend rights
The holders of our outstanding shares of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Common Stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our Common Stock.

Other rights
Our stockholders have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Anti-takeover Effects of Delaware Law and our Amended and Restated Certificate of Incorporation and our Bylaws
Our amended and restated certificate of incorporation and our bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, could discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Classified Board of Directors
Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with each class serving three-year staggered terms. In addition, under our amended and restated certificate of incorporation, our directors may only be removed for cause and only upon the affirmative vote of the majority of our outstanding voting stock, at a meeting of our stockholders called for that purpose. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Requirements for Amendments to our Amended and Restated Certificate of Incorporation and our Bylaws
Our bylaws may be adopted, amended, altered or repealed by either (i) a vote of a majority of the board of directors or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our amended and restated certificate of incorporation provides that the provisions of our amended and restated certificate of incorporation relating to the size and composition of our board of directors, limitation on liabilities of directors, stockholder action by written consent, the ability of stockholders to call special meetings, business combinations with interested persons, amendment of our bylaws or our amended and restated certificate of incorporation and a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) as the exclusive forum for certain disputes may only be amended, altered, changed or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, at a meeting of our stockholders called for that purpose.

Exclusive Jurisdiction of Certain Actions
Our amended and restated certificate of incorporation provides that the exclusive forum for derivative actions brought on behalf of the Company, actions against directors, officers and employees for breach of fiduciary duty and other similar actions will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

Other Anti-Takeover Effects of Provisions of the Charter, the Bylaws, and the DGCL
Our amended and restated certificate of incorporation and bylaws and Delaware law contain provisions that, in addition to being applicable in other contexts, could delay or discourage some transactions involving an actual or potential change in control of the Company or its management. For example, under Section 203 of the Delaware General Corporation Law, a stockholder holding 15% or more of our outstanding voting stock could not acquire us without consent of our board of directors for at least three years after the date the stockholder first held 15% or more of the voting stock. Our governing corporate documents also, among other things, require supermajority votes for to amend certain provisions of our amended and restated certificate of incorporation and bylaws, require stockholders who wish to bring business before an annual meeting or nominate directors to comply certain advanced notice and duration of ownership requirements, do not allow stockholders to call special meetings and prohibit stockholder action by written consent. In addition, our board of directors could, without stockholder approval, implement other anti-takeover defenses, such as a stockholder rights plan.